Exhibit 10.6

DATED 26 August 2004

(1)	NORWICH UNION CUSTOMER SERVICES (SINGAPORE) PTE LTD

(2)	EXLSERVICE HOLDINGS, INC

(3)	EXL SERVICE.COM (INDIA) PRIVATE LIMITED

(4)	NOIDA CUSTOMER OPERATIONS PRIVATE LIMITED

VIRTUAL SHAREHOLDERS’ AGREEMENT

(RELATING TO NOIDA CUSTOMER OPERATIONS PRIVATE LIMITED)

VIRTUAL SHAREHOLDERS’ AGREEMENT

Dated: 26 August 2004

BETWEEN:

(1)	Norwich Union Customer Services (Singapore) Pte Ltd, a company registered in Singapore with registered number 200303457R and whose registered office is at 4 Shenton Way, #27-02 SGX Centre 2, Singapore 068807 (the “Client”);

(2)	Exlservice Holdings, Inc. a company registered in the State of Delaware and whose principal office is at 350 Park Avenue, 10th Floor, New York, NY 10022 (“EXL Holdings (US)”);

(3)	exl Service.com (India) Private Limited, a company registered in India with registration number 55-99888, whose registered office is at 103A, Ashoka Estate, Barakhamba Road, New Delhi 110 001 and having its principal office at A48, Sector 58, Noida, Uttar Pradesh, 201 301, India (“EXL (India)”);;

(3)	Noida Customer Operations Private Limited, a company registered in India with registered number U72900DL2003PTC122175 and whose registered office is at 103A, Ashoka Estate, Barakhamba Road, New Delhi 110 001 (the “SPV”).

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (excluding the appendices), unless inconsistent with the context or otherwise specified the following expressions have the following meanings:

“Agreed Form”	:	in relation to any document, the form of that document initialled for the purpose of identification by or on behalf of EXL Holdings (US) and the Client;

“this Agreement”	:	this agreement, as varied from time to time in accordance with its terms, and including all schedules and appendices;

“Agreements”	:	the Umbrella Agreement, the Insurance Services Framework Agreement (Intra-Group) and the Confidentiality Agreement and the Data Protection Agreement (as those expressions are defined in the Umbrella Agreement);

“Articles”	:	the articles of association of SPV as varied from time to time;

“Associated Company”	:	has the meaning given to it in clause 1 of the Umbrella Agreement;

“Auditors”	:	Ernst & Young or any other firm of auditors appointed by the SPV from time to time with the prior written consent of the Client;

“Aviva Group”	:	Aviva plc, a company registered in England and Wales with registration number 2468686 and having its registered office at St Helen’s, 1 Undershaft, London EC3P 3DQ and any of its subsidiaries from time to time (as the term “subsidiary” is defined in Section 736 Companies Act 1985);

“BPO Services”	:	means the provision of insurance intermediary services including all types of call centre services, the design, building, maintenance and operation of all types of call centres and the provision of all kinds of business processing and administration services;

“Business Day”	:	a day other than a Saturday or Sunday or public holiday in the United Kingdom, the United States of America and India;

“Call Option”	:	the call option exercisable or exercised pursuant to clause 10;

“Data”		all data, information, text, drawings, codes, diagrams, images or sounds which are embodied in any electronic or tangible medium and which are:

(a) processed by the services under the Insurance Services Framework Agreement;

(b) generated by EXL Holdings (US) and/or the SPV under the Umbrella Agreement, the Insurance Services Framework Agreement or the Insurance Services Framework Agreements (Intra-Group);

(c) generated by or on behalf of the Client;

“Director”	:	a director of the SPV;

“Employees”	:	all of the employees of the SPV; and “Employee” means any of them;

“Encumbrance”	:	a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement, (including, without limitation, a title transfer and retention arrangement) having similar effect but excluding any such encumbrances imposed by the Government of India otherwise than as the result of any act or omission of EXL Holdings (US);

“Government of India”	:	shall mean any government, regulatory authority, governmental department, agency, commission,

board, tribunal or court or other law, rule or regulation-making entity, having or purporting to have jurisdiction on behalf of the Republic of India, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

“Insurance Services Framework Agreement”	:	the Insurance Services Framework Agreement entered into on the date hereof pursuant to clause 4 of the Umbrella Agreement, together with all work orders agreed under that framework agreement;

“Insurance Services Framework Agreements (Intra-Group)”	:	the Insurance Services Framework Agreement (Intra Group – India) and the Insurance Services Framework Agreement (Intra Group – SPV);

“Insurance Services Framework Agreement (Intra Group – India)” and “Insurance Services Framework Agreement (Intra Group – SPV)”	:	have the meanings given to them in clause 1 of the Umbrella Agreement;

“Intellectual Property Rights”	:	all intellectual property rights including, but not limited to, inventions, patents, trade secrets, trade marks, service marks, copyrights and other rights in works of authorship (including rights in computer software), moral and artists’ rights, design rights, trade or business names, domain names, know-how, database rights and semiconductor topography rights and whether any of the foregoing are registered or unregistered and including all applications for them and all rights or forms of protection of a similar nature in any country;

“Nominated Director”	:	a Director of the SPV nominated by the Client pursuant to clause 5.1 and any alternate for such director appointed in accordance with the Articles;

“Parties”	:	the parties to this Agreement; and “Party” means any of them;

“Put Option”	:	the put option exercisable or exercised pursuant to clause 11;

“Shares”	:	the entire issued share capital of SPV from time to time;

“SSPA”	:	the share sale and purchase agreement in the form set out in appendix 1;

“STPI”	:	Software Technology Parks of India;

“subsidiary”	:	has the meaning set out in the Companies Act 1985;

“Trade Marks”	:	the trade marks set out in schedule 3;

“Umbrella Agreement”	:	the umbrella agreement, entered into on the date hereof between (1) the Client, (2) EXL Holdings (US), (3) EXL (India) and (4) the SPV;

1.2	references to clauses, schedules and appendices are to clauses of and the schedules and appendices to this Agreement;

1.3	the schedules and appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement;

1.4	words importing gender include each gender;

1.5	references to persons include bodies corporate, firms and unincorporated associations and that person’s legal personal representatives and successors;

1.6	the singular includes the plural and vice versa;

1.7	clause headings are included for the convenience of the Parties only and do not affect its interpretation;

1.8	references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall be construed as including references to the corresponding provisions of any earlier legislation directly or indirectly amended, consolidated, extended or replaced by those statutory provisions or re-enacted and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute (except to the extent that any amendment, consolidation, extension or re-enactment of any statutory provision or the making of any subordinate legislation, in each case after the date of this Agreement, could increase a Party’s liability under this Agreement);

1.9	a person shall be deemed to be “connected with” another if that person is either:

1.9.1	connected with such other within the meaning of section 839 of the Income and Corporation Taxes Act 1988 or within the meaning of section 249 of the Insolvency Act 1986; or

1.9.2	is an associate of such other within the meaning of section 435 of the Insolvency Act 1986;

1.10	any reference to an agreement or contract includes an agreement, contract, deed, franchise, concession, licence or undertaking and any waiver or release (in each case whether written, oral, implied or arising by operation of law);

1.11	references to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, insolvency proceeding, event of incapacity, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept, practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned;

1.12	any undertaking by any of the Parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing;

1.13	obligations and liabilities assumed by more than one person are assumed jointly and severally unless otherwise specified; and

1.14	any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

2	PRELIMINARY STATEMENTS

2.1	This Agreement is entered into pursuant to the Umbrella Agreement.

2.2	The SPV is a private company limited by shares incorporated in India on September 9, 2003 under registered number U72900DL2003PTC122175. The SPV has an authorised share capital of INR1,000,000 (Indian Rupees one million only) divided into 100,000 ordinary (equity) shares of INR10 each, of which 10,000 shares have been issued, fully paid and are held beneficially by EXL (India). 9,999 shares are owned by EXL (India) and one share is held by Rajiv Kishan Luthra (as nominee of EXL (India)).

2.3	EXL Holdings (US) confirms that the SPV’s current memorandum and articles of association are set out in appendix 2.

2.4	The Parties wish to enter into this Agreement for the purpose of regulating certain aspects of their relationship with each other.

3	CONSIDERATION

In consideration of the various agreements and undertakings set out in this Agreement, the Parties have granted the rights and accepted the obligations set out in this Agreement.

4	THE BUSINESS

4.1	EXL Holdings (US) shall procure that, except as expressly provided under the Umbrella Agreement, the business of the SPV is confined to the supply of services under the Insurance Services Framework Agreement (Intra-Group - SPV) and ancillary activities to that supply. Accordingly, the SPV shall not enter into any agreement or arrangement (other than the Agreements and any Intra Group agreements with EXL (India) and whether legally binding or not) in relation to the supply by the SPV, either alone or jointly with, through or on behalf of any person, directly or indirectly, of any BPO Services.

4.2	EXL Holdings (US) shall ensure that the business of the SPV is conducted in accordance with sound and good business practice and, so far as it is reasonably practical to do so, with the Corporate Social Responsibility Policy set out in schedule 4. EXL Holdings (US) shall not knowingly do any act or thing which is likely to result in the SPV becoming insolvent or unable to pay its debts as and when they fall due provided that EXL Holdings (US) shall not be in breach of this clause if the principal reason for the insolvency of SPV is the refusal by Client to pay sums properly due from it to EXL Holdings (US) pursuant to the Insurance Services Framework Agreement.

4.3	EXL Holdings (US) shall use all reasonable endeavours to ensure that, at all relevant times, the SPV owns all assets, is entitled to use the same pursuant to leases or hire purchase agreements and, subject to the following sentence is a party to all contracts reasonably necessary to carry on its business and properly to perform its obligations under the Insurance Services Framework Agreement (Intra-Group- SPV). For the avoidance of doubt, it is acknowledged by the Parties that certain minor services, such as transportation and catering, may be supplied to the SPV by EXL (India) or any other EXL group company, via EXL Holdings (US).

4.4	The SPV shall maintain with a well-established and reputable insurer adequate insurance against all risks usually insured against by companies carrying on the same or similar business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature. Without prejudice to the previous sentence, if the Client requires SPV to increase the level of insurance cover maintained by SPV or requires SPV to take out cover in respect of risks not usually insured against by companies carrying on the same or similar business, then the cost of such increased or additional cover shall be passed on at cost to the Client through the Charges paid by the Client pursuant to the Insurance Services Framework Agreement and the Client shall be liable to pay any profit element thereon calculated in accordance with the principles set out in schedule 3 of that agreement. If any of the tangible assets of the SPV is destroyed, lost or damaged, the SPV shall, where applicable, make an appropriate claim under its insurance policies and use any proceeds from such claim to (as the case may be) replace, rebuild or repair the destroyed, lost or damaged asset.

4.5	EXL Holdings (US) agrees that it will not bring any claims, demands, actions or proceedings against the SPV (including any arising under the Insurance Services Framework Agreement (Intra Group – SPV) without the prior written consent of Client.

4.6	EXL Holdings (US) agrees that it will meet all of the costs and charges of the SPV for all services provided by the SPV under the Insurance Services Framework Agreement (Intra Group – SPV).

5	NOMINATED DIRECTOR

5.1	The Client may appoint one Director (“a Nominated Director”) to be appointed to the board of the SPV and may require the removal of any such Director and nominate another Director to be appointed in the place of a Director so removed or who otherwise ceases to be a Director.

5.2	The Client shall give notice in writing to EXL Holdings (US) of any nomination or removal of a Director pursuant to clause 5.1. EXL Holdings (US) shall cause such appointment or removal promptly after receipt of such notice by it.

5.3	The SPV shall use reasonable endeavours to give not less than 10 Business Days’ notice in writing and shall in any event give a minimum of 5 business days notice to the Nominated Director of every proposed meeting of its Directors which shall be held at least once a quarter during normal business hours and in or within easy reach of Pune. Where it is impractical or inconvenient to hold such meeting in or near Pune, the SPV shall be at liberty to hold the meeting in Noida or at such other location in India as the parties may agree. Every such notice shall set out in reasonable detail the nature of the business to be transacted at such meeting and shall be accompanied by all papers to be presented to or discussed at the meeting. The Parties agree that no business shall be transacted at any such meeting except for that specified in the notice of the meeting unless otherwise agreed by all of the Directors of the SPV. Any of the above requirements in this clause 5.3 may be waived in writing by the Client. The SPV shall send to each of the Directors as soon as practicable after each meeting of the Directors a copy of the minutes of the meeting.

5.4	At any time while a Nominated Director is not appointed to the board of directors of the SPV, EXL Holdings (US) shall procure that the Client may appoint a representative to attend and receive notice of all meetings of the Directors of the board of the SPV and the minutes of such meetings together with all relevant papers.

5.5

Subject to the applicable laws and at the request of the Nominated Director, the board of Directors may appoint any person nominated by the Client to act as an alternate director for the Nominated Director during the latter’s absence for a period of not less than three months from the state in which meeting of the Board of Directors are ordinarily held and such appointment shall have effect and such appointee, whilst he holds office as an alternate director, shall be entitled to notice of meeting of the board of Directors and to attend and vote thereat accordingly, but he shall ipso facto vacate office if and when the absent Director returns to the state or vacates office as Director. The alternate Director shall be an individual nominated by the Nominated Director or the Client in whose place such alternate director is being appointed, and EXL Holdings (US) shall cause its nominees on the board to approve the appointment of such individual as an alternate Director.

5.6	A Nominated Director (including any alternate Director of the Nominated Director) and any representative under clause 5.4 may provide to the Client any information which he receives by virtue of his being a Director (or a representative).

5.7	The costs and expenses of a Nominated Director (including any alternate Director of the Nominated Director and the amount of any severance payment due to such director on the termination of his/her appointment) and any representative under clause 5.4 shall be borne by the Client.

5.8	If at any time there is a Nominated Director on the board of the SPV, no meeting of the Directors of the board of the SPV (other than the meeting referred to in schedule 2 of the SSPA) shall be quorate unless such Nominated Director (or his alternate) is present, either in person or telephonically from another location in India, throughout, unless the Client otherwise agrees in writing in respect of such meeting. If, at any duly convened meeting of the Directors, the meeting is not so quorate, or during the meeting such a quorum ceases to be present, in each case due to the absence of the Nominated Director (or his alternate), the meeting shall be adjourned to the same day in the next week at the same time and place (or to such other day, and at such other time and place, as the Directors may agree in writing) and the quorum at such adjourned meeting will be any two Directors. The Directors shall not constitute, or delegate any of their powers or discretions to, any committee without the prior written consent of the Client.

5.9	EXL Holdings (US) shall, on any resolution to remove a Nominated Director, vote against such removal unless that Nominated Director is required to be removed under this Agreement or the Articles or pursuant to the Indian Companies Act, 1956.

5.10	For the avoidance of doubt, it is hereby agreed by the Parties that a Nominated Director, acting alone, shall have no authority to bind the SPV whether in writing or by any other method.

6	RESERVED MATTERS

6.1	Except as expressly contemplated by the Umbrella Agreement or as expressly provided for and contemplated by any budget agreed between the Parties for the SPV, EXL Holdings (US) shall procure that no action is taken or resolution passed by the SPV in respect of the matters or things set out in part 1 of schedule 1 (as varied from time to time in accordance with clause 6.2) (the “SPV Reserved Matters”) without the prior written consent of the Client (such consent not to be unreasonably withheld or delayed)

6.2	The matters and things referred to in clause 6.1 may be varied at any time by the written agreement of the Parties.

6.3	The SPV undertakes with the Client that it will not do any of the SPV Reserved Matters without the approval required by clause 6.1.

6.4	For the avoidance of doubt, nothing in this Agreement shall affect the right of the owners for the time being of the Shares to pass any resolutions necessary to declare a dividend to be paid to the shareholders of the SPV, provided that the SPV is legally entitled to declare such dividend and that declaration and the payment of such dividend shall comply in all aspects with the laws of India and with the Articles.

7	FINANCIAL AND OTHER INFORMATION

7.1	The SPV undertakes to the Client that:

7.1.1	it will keep proper books of account and make true and complete entries of all its dealings and transactions of and in relation to its business;

7.1.2	the Client shall be provided, at no additional cost to the Client (other than those to be paid pursuant to the Insurance Services Framework Agreement) and without limiting in any way EXL Holdings (US)’s obligations to provide information under the Insurance Services Framework Agreement,:

(a)	within three Business Days after the end of each calendar month with a flash report for such month containing the key management information, and in the form, set out in part 1 of schedule 8;

(b)	within six Business Days after the end of each calendar month with financial reports of the SPV for such month in a form reasonably satisfactory to the Client and including, but not limited to, a balance sheet, profit and loss statement, cash flow and forward projections;

(c)	within 10 Business Days after the end of each calendar month with a full management information pack for such month containing the detailed management information set out in part 2 of schedule 8;

(d)	with drafts of all returns, computations and correspondence to be sent to any tax authority, such drafts to be provided to the Client as soon as reasonably possible before the date upon which the returns, computations or correspondence should reasonably be sent to the tax authority in question or, if earlier, as soon as reasonably possible before the end of the statutory period allowed for submission of the returns, computations or correspondence. EXL Holdings (US) shall endeavour to ensure that such returns, computations and correspondence shall not be sent to the Indian tax authority in question until the Client has had a reasonable opportunity to review and approve the same but nothing in this clause 7.1.2(d) shall require EXL Holdings (US) or the SPV to be in breach of their respective statutory obligations to the Indian tax authority as regards the time for filing any such returns, computations or correspondence.

(e)	within one month after the end of each financial year or as soon as reasonably practical thereafter with audit clearance by the Auditors for the accounts of the SPV; and

(f)	with such financial and other information relating to the SPV in such form and at such times as the Client may reasonably require.

7.1.3	the Client may at all reasonable times and at its own expense:

(a)	discuss the affairs, finances and accounts of the SPV with its officers and principal executives; and

(b)	inspect and make copies of all books, records, accounts, documents and vouchers relating to the business and the affairs of the SPV.

7.2	The financial year of the SPV shall end on 31 December. The audited accounts prepared for the SPV for each financial year shall be prepared in accordance with US generally accepted accounting principles and represent a true and fair view of the financial position and the results of the operations of the SPV for the financial period to which they relate.

8	REVENUE ADVANCES

8.1	This clause 8 sets out certain principles agreed between the parties for the revenue advances by the Client to EXL Holdings (US).

8.2	On the date of this Agreement, the Client has paid to EXL Holdings (US) a sum of approximately US$7million as revenue advances against the future invoices (“Revenue Advances”). EXL Holdings (US) and the Client agree to reduce, by offsetting to the extent required July, August and September invoices, such Revenue Advances to US$3.2 million by September 30, 2004; and thereafter from October 2004, for the next 32 months, a sum of US$100,000 from the Revenue Advances is offset against the monthly invoices due from the Client and the Client shall pay the monthly invoices net of US$100,000.

8.3	In case this Agreement is terminated prior to the full offset of the Revenue Advances against the monthly invoices, EXL Holdings (US) shall be liable to make immediate payment of the balance amount to the Client.

9	SHARE TRANSFERS

Except pursuant to this Agreement, EXL Holdings (US) shall not do, or agree to do, any of the following:

9.1	create any Encumbrance over any of the Shares;

9.2	sell, transfer or otherwise dispose of, or grant any option over, any of the Shares or any interest in the Shares; or

9.3	enter into any agreement in respect of the votes attached to any of the Shares

10	CALL OPTION

10.1	The Client shall have an option of purchasing all (but not some only) of the Shares from EXL Holdings (US) on the terms of this clause 10 and the SSPA.

10.2	The Call Option is exercisable by prior written notice (“Call Notice”) of the appropriate period determined in accordance with clause 10.3 (“Call Notice Period”) from the Client to EXL Holdings (US) given:

(a)	at any time during the period commencing on the date 30 months after the date of the Insurance Services Framework Agreement and expiring on the date 78 months after the date of the Insurance Services Framework Agreement; or

(b)	at any time after the Client has terminated the Insurance Services Framework Agreement pursuant to clauses 15.1, 15.3, 15.4, 15.6 or 15.7 but only in the circumstances provided for in Part B of Schedule 7 of that Agreement

Upon expiry of the Call Notice Period, EXL Holdings (US) and the Client shall be deemed to have entered into the SSPA. Subject to the terms of the SSPA, the Call Notice shall be irrevocable and unconditional. The Client shall be responsible for any transfer taxes, stamp duty or any other similar Governmental levies and duties taking the place of such transfer taxes or stamp duty (if any) in connection with the transfer of the Shares to it pursuant to the SSPA.

10.3	The Call Notice Period shall mean the period of six months where notice is given under paragraph (a) of clause 10.2 and five Business Days where notice is given under paragraph (b) of clause 10.2.

11	PUT OPTION

11.1	EXL Holdings (US) shall have an option of requiring the Client to purchase all (but not some only) of the Shares from EXL Holdings (US) on the terms of this clause 11 and the SSPA.

11.2	The Put Option is exercisable by prior written notice (“Put Notice”) of the appropriate period determined in accordance with clause 11.4 (“the Put Notice Period”) from EXL Holdings (US) to the Client given

(a)	at any time during the period commencing on the third anniversary of the date of the Insurance Services Framework Agreement and expiring on the date 78 months after the date of the Insurance Services Framework Agreement provided that, at the time the Put Notice is given (“the Put Notice Date”), the volumes of the SPV are less than 90% of the volumes (as defined below) of the SPV on the third anniversary of the date of the Insurance Services Framework Agreement; or

(b)	EXL Holdings (US) has terminated the Insurance Services Framework Agreement pursuant to clauses 15.1, 15.3, 15.8.1 or 15.8.2 but only in the circumstances provided for in Part B of Schedule 7 of that Agreement.

Upon expiry of the Put Notice Period, EXL Holdings (US) and the Client shall be deemed to have entered into the SSPA. Subject to the terms of the SSPA, a Put Notice shall be irrevocable and unconditional. The Client shall be responsible for any transfer taxes or stamp duty (if any) in connection with the transfer of the Shares to it pursuant to the SSPA.

11.3	For the purposes of clause 11.2(a), volumes shall mean the number of full time equivalents used to provide the services under the Insurance Services Framework Agreement (Intra- Group—SPV). The term “full time equivalents” means the figure produced by the calculation:

F+H
9.5

where:

F	=	the number of employees employed by the SPV whose contract of employment requires them to work not less than 9.5 hours in any day; and

H	=	the actual number of hours to be worked each day in aggregate by those employees of the SPV whose contract of employment requires them to work less than 9.5 hours in any day.

11.4	The Put Notice Period shall mean the period of six months where notice is given under paragraph (a) of clause 11.2 and five Business Days where notice is given under paragraph (b) of clause 11.2.

12	EMPLOYEES

12.1	Recruitment

In accordance with the HR principles set out in schedule 5, the SPV shall recruit sufficient numbers of suitably qualified staff to enable it properly to perform, at all times, its obligations under the Insurance Services Framework Agreement (Intra-Group - SPV). Such recruitment shall take place in accordance with the work orders agreed under the Insurance Services Framework Agreement. Subject as set out in this clause 12, the SPV shall have full authority to recruit staff without further specific approval from the Client.

12.2	Exclusive services

The Employees will only be permitted to provide BPO Services to the Client unless otherwise agreed in writing by the Client.

12.3	Terms and conditions

The SPV will procure that the terms and conditions of the Employees are consistent with the HR principles set out in schedule 5 and that the standard terms and conditions of employment are in a format previously agreed with the Client. In addition, all recruitment, training policies, procedures, customs and practices in respect of the Employees shall comply with those principles. The Parties intend that the total compensation package for each Employee shall be broadly equivalent, in financial terms, to the package received by comparable employees of EXL (India).

12.4	The SPV shall be the employer of the Employees and shall have responsibility for day to day management of the Employees. The SPV will not make any material changes to the terms and conditions of employment of any of the Employees, or to their rates of remuneration, without prior consultation with the Client. For the purposes of this clause, a material change would be one which increases the total ongoing costs to the SPV associated with or relating to all the Employees whether directly or indirectly by more than 15% or increases the cost of terminating the contracts of employment of all the Employees by more than 15% (excluding any compensation pursuant to statute or other government regulation).

12.5	The Parties will work together continuously to improve and adapt the terms and conditions upon which the Employees are engaged. Not less than annually an HR representative for the Client and an HR representative for the SPV and if appropriate EXL Holdings (US) shall meet to identify appropriate changes to the terms and conditions of employment. The first such meeting shall take place on or around 30 June 2005.

12.6	Provision of information

EXL Holdings (US) will procure that the SPV provides the information set out in schedule 6 on (i) an annual basis, the first such report to be made in June 2005, (ii) within 30 Business Days after exercise of the Call Option or the Put Option and (iii) within five Business Days after the Shares are acquired by the Client under the SSPA. In addition, the SPV shall provide the information within 15 Business Days of a demand from the Client, provided that the Client may not make more than two such demands during this Agreement.

12.7	Annual review

The SPV shall carry out employee reviews to monitor employee morale and commitment to the SPV and the Client covering at least the matters set out in schedule 7 and using questionnaires containing questions similar to those included in reviews carried out by the Aviva Group and provided that the same shall have been provided to the SPV. The first such review shall be carried out not less than six and not more than twelve months after the commencement of the first work order under the Insurance Services Framework Agreement and subsequent reviews shall be implemented at 12 monthly intervals and upon service of written notice to exercise the Call Option or the Put Option. In all cases EXL Holdings (US) will procure that the SPV delivers a copy of the consolidated responses as soon as reasonably practicable and in any event within 28 days of distributing the questionnaire.

12.8	Finance Manager

The Client may, at any time and from time to time, second one person to the SPV on a full time basis to work for the person who acts in the capacity of the finance director of the SPV. The Client shall pay the salary, allowances, travelling and accommodation expenses and any other benefits of any such secondee and shall procure that such secondee will comply with all reasonable instructions and policies of EXL Holdings (US) which have been made known to Client. The Client agrees to indemnify the SPV in respect of such salary, allowances, expenses and benefits due to such secondee and in respect of any taxes on the same which should have been deducted at source by the Client and paid to the relevant tax authorities.

12.9	Managers

It is acknowledged by the Parties that certain senior management functions will be provided by the secondment by EXL (India) of certain employees to the SPV under the Insurance Services Framework Agreement (Intra-Group) and it is expressly acknowledged that such seconded individuals will continue to be employees of EXL (India). However, EXL Holdings (US) shall procure that permanent staff, at management level, will be employed by the SPV to provide those management functions, as soon as commercially reasonable taking into account the development of the SPV’s business and, in any event, by the expiry of the three year period beginning on the date of the Insurance Services Framework Agreement.

13	RESTRICTIVE COVENANTS

13.1	Subject to the provisions of clause 13.2, unless it has obtained the Client’s prior written consent, such consent not to be unreasonably withheld or delayed, EXL Holdings (US) undertakes to the Client that it will not, and will procure that none of its subsidiaries will, either alone or jointly with, through or on behalf of any person, directly or indirectly provide in India any BPO Services to any person listed in schedule 2.

13.2	The restrictions set out in clause 13.1 shall apply for so long as the average number of full time equivalents (determined using the formula set out in clause 11.3) used to provide the services in Pune under the Insurance Services Framework Agreement and in Noida pursuant to any other services agreement between the Client and EXL Holdings (US) or EXL India is not less than 600 Full time Equivalents during the 12 months ending on 30 June in each year that this Agreement continues.

13.3	EXL Holdings (US) undertakes to the Client that, except as provided for in Schedule 7 of the Insurance Services Framework Agreement unless it has obtained the Client’s prior written consent, such consent not to be unreasonably withheld or delayed, it will not, and will procure that none of its subsidiaries will, either alone or jointly with, through or on behalf of any person, directly or indirectly:-

13.3.1	solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of the SPV or any person who has been an employee, officer or manager of the SPV within the previous two year period;

13.3.2	employ or engage, or attempt to employ or engage, any employee, officer or manager of the SPV or any person who has been an employee, officer or manager during that period.

13.4	If the Call Option or Put Option is exercised, the restrictions set out in clause 13.3 shall continue to apply for a period of two years from the date of Completion (as that expression is defined in the SSPA). The restrictions contained in those clauses shall be construed during this period by reference to the employees, officers or managers of the SPV as at that date or during the two year period prior to that date. If the Call Option or Put Option is not exercised, the restrictions set out in clause 13.3 shall cease to apply on termination of this Agreement.

13.5	Unless it has obtained EXL Holdings (US)’s prior written consent, such consent not to be unreasonably withheld or delayed, the Client undertakes to EXL Holdings (US) that it will not, and will procure that no Associated Company nor any person connected with it, either alone or jointly with, through or on behalf of any person, directly or indirectly:

13.5.1	provide in India any BPO Services to any person other than an Associated Company (as that term is defined in the Umbrella Agreement);

13.5.2	establish or be engaged, concerned or interested in the establishment of any business to provide BPO Services in India to persons other than Associated Companies;

13.5.3	solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of EXL Holdings (US) or any of its subsidiaries or any person who has been an employee, officer or manager of any of those companies within the previous two year period; and

13.5.4	employ or engage, or attempt to employ or engage, any employee, officer or manager of EXL Holdings (US) or any of its subsidiaries or any person who has been an employee, officer or manager of any of those companies during that period.

13.6	Each of clauses 13.1, 13.3.1 and 13.3.2 (inclusive) and clauses 13.5.1 to 13.5.4 (inclusive) shall be treated as a separate obligation and shall be severally enforceable as such.

13.7	EXL Holdings (US) and the Client consider the restrictions comprised in this clause 13 to be reasonable. However, EXL Holdings (US) agrees to accept and observe such substituted restriction(s) in place of any of those comprised in clause 13.1 and 13.2 as the Client may from time to time specify and the Client agrees to accept and observe such substituted restriction(s) in place of any of those comprised in clause 13.5 as EXL Holdings (US) may from time to time specify, on the condition in each case that such substituted restriction(s) are in all respects less restrictive in extent than those provided for in this clause 13 which they replace.

13.8	The restrictions set out in clauses 13.5.1 to 13.5.4 (inclusive) shall cease to apply on the second anniversary of the termination of this Agreement. The restrictions contained in these clauses shall be construed during this period by reference to the employees, officers or managers of EXL Holdings (US) or any of its subsidiaries (as the case may be) as at that date or during the two year period prior to that date. Nothing in clauses 13.5.3 and 13.5.4 shall prevent the Client or any Associated Company from entering into a contract of employment with any person referred to in clauses 13.5.3 or 13.5.4 where such person has responded to a bona fide general recruiting campaign of the Client or such Associated Company which has not been directed specifically at employees of EXL Holdings (US) or its subsidiaries.

13.9	For the avoidance of doubt, nothing in the Umbrella Agreement or any agreement entered into pursuant to it shall be construed as restricting the right of the Client to procure goods and services from third parties as it determines in its absolute discretion. In particular, but without limitation, the Client shall have the right, exercisable in its sole discretion, to procure services of the same or similar type to those supplied under the Insurance Services Framework Agreement from any third party.

14	TRADE MARK LICENCE

14.1	Subject to the restrictions set out in this clause 14, the Client grants to the SPV a royalty free non-transferable, non-exclusive licence to use the Trade Marks solely for the purposes of branding the physical interior (but not the exterior) of any property during any period during which the SPV is providing services under the Insurance Services Framework Agreement (Intra Group-SPV) from such property and for no other purpose (the “Trade Mark Licence”).

14.2	The Trade Mark Licence is personal to the SPV and may not be sub-licensed, assigned or otherwise transferred to any third party, including, but not limited to, EXL Holdings (US) or any of its subsidiaries (other than the SPV) and any sub-contractors. Without prejudice to the previous sentence, no other person, including but not limited to, EXL Holdings (US) or any of its subsidiaries (other than the SPV), may use the Trade Marks pursuant to the Trade Mark Licence.

14.3	The Trade Mark Licence may be terminated at any time immediately by notice from the Client to the SPV in the event that:

14.3.1	SPV is in material breach of that licence;

14.3.2	the Insurance Services Framework Agreement has been terminated by either Party pursuant to its terms (provided that such licence may continue after termination of the Insurance Services Framework Agreement for so long as SPV continues to provide Services under any Insurance Services Work Order pursuant to clauses 14.5 and 15.5 of that Agreement), following which the SPV shall forthwith remove all materials bearing or containing the Trade Marks from the relevant property and, at the Client’s option, promptly destroy such materials or return them to the Client.

14.4	Trade Mark Licence restrictions and undertakings

The SPV shall, at the Client’s request and expense, execute and take all steps reasonably required for the registration or recordal of the Trade Mark Licence in respect of the Trade Marks. The SPV agrees that any such registration or recordal may be cancelled by the Client on the termination of the Trade Mark Licence and that the SPV will assist the Client so far as is necessary to achieve such cancellation by executing any necessary documents or doing any necessary acts in connection with it.

14.5	The SPV undertakes with the Client that:

14.5.1	it will use the Trade Marks only in compliance with such quality standards as the Client may from time to time reasonably require by written notice to the SPV;

14.5.2	it will only use the Trade Marks in such form as may from time to time be reasonably approved by the Client having regard to the shaping, printing style, colour and quality of materials used to display the Trade Marks;

14.5.3	it will not use or seek to register any other trade or service marks which are similar to or substantially similar to or so nearly resemble the Trade Marks as to be likely to cause deception or confusion;

14.5.4

it will where reasonably required by the Client in writing include on documentation and material referred to in clause 14.5.2 a statement that the relevant Trade Mark is the registered trade mark of the Client or, where the Client is itself a licensee of that Trade Mark, that the relevant Trade Mark is licensed by the Client. (For the avoidance of doubt, the SPV shall not be required to display the Trade Marks on the exterior of any buildings within which the SPV carries on its operations); and

14.5.5	it will use reasonable endeavours not to use the Trade Marks in a manner which is likely to cause material harm to the goodwill attached to the Trade Marks.

14.6	Infringements of Trade Marks

The SPV shall as soon as reasonably practicable give written notice to the Client of any of the following matters which may at any time during the continuance of the Trade Mark Licence come to its knowledge, giving full particulars of them:

14.6.1	any infringement or suspected or threatened infringement of the Trade Marks, whether by reason of imitation of get-up or otherwise;

14.6.2	any allegation or complaint made by any person that the use by the SPV of the Trade Marks in accordance with this Agreement may be liable to cause deception or confusion to the public; or

14.6.3	any other form of attack, charge or claim in respect of the Trade Marks.

14.7	The SPV shall not make any admissions in respect of the matters referred to in clause 14.6 other than to the Client. The SPV shall in every case furnish the Client with all information in its possession relating to such matters which may be reasonably required by the Client.

14.8	The Client shall have the right to assume the conduct of all actions and proceedings (whether in its own name or that of the SPV) relating to the Trade Marks and shall bear the costs and expenses of any such actions and proceedings. Any costs or damages recovered in connection with any such actions or proceedings shall be for the account of the Client.

15	DURATION

15.1	This Agreement shall continue in full force and effect without limit in point of time until the earliest to occur of the following:

15.1.1	the Parties agree in writing to terminate this Agreement;

15.1.2	the Shares are acquired by the Client under the SSPA;

15.1.3	(except where the Call Option or the Put Option has, by then, been exercised) the date one month after termination of the Insurance Services Framework Agreement (as extended, if relevant, under clause 5 of that agreement) and all work orders agreed under that agreement;

15.1.4	termination of the Umbrella Agreement under clauses 3.5 or 4.3 of that agreement;

subject to (a) the relevant provisions of this Agreement and (b) the performance of any obligations or exercise of any rights respectively remaining to be performed or exercised after the event and to any rights of the Parties in respect of any antecedent breaches or non-observance of the Agreement.

15.2	For the avoidance of doubt, the provisions of clauses 13, 15 and 17 shall survive termination of this Agreement.

15.3	For the avoidance of doubt, completion of the sale and purchase of the Shares under the SSPA shall not adversely affect, limit or prejudice or constitute a waiver of any right or remedy of a Party in relation to any claim which it may have against any other Party in respect of any breach of the provisions of this Agreement.

16	ANCILLARY PROVISIONS

16.1	Parties bound

16.1.1	The SPV undertakes with EXL Holdings (US) and the Client to be bound by and comply with the terms and conditions of this Agreement insofar as they relate to the SPV and to act in all respects as contemplated by this Agreement.

16.1.2	EXL Holdings (US) undertakes with the Client to exercise its powers in relation to the SPV so as to ensure that the SPV fully and promptly observes, performs and complies with its respective obligations under this Agreement.

16.2	Consents

Where this Agreement provides that any particular transaction, matter or thing requires the consent, approval or agreement of the Client:

16.2.1	such consent, approval or agreement may be given subject to such terms as the Client may impose and any breach of such terms by any person subject to them shall be treated as a breach of the terms of this Agreement; and

16.2.2	the consent, approval or agreement of the Nominated Director (including any alternate Director of the Nominated Director) to that transaction, matter or thing (either in writing or given orally at a duly convened meeting of the board of Directors of the SPV (provided it is accurately minuted)) shall be deemed to be the consent, approval or agreement of the Client for the purposes of this Agreement.

16.3	Time of essence

Time is of the essence of this Agreement in respect of any date or period mentioned in this Agreement and any date or period substituted by written agreement between the Parties or otherwise.

16.4	Umbrella Agreement

To the extent relevant the provisions of clause 9 of the Umbrella Agreement shall apply to this Agreement as they apply to the Umbrella Agreement.

16.5	Assignment

The Client shall be entitled to assign, novate or otherwise dispose of its rights under this Agreement or any part thereof to any Associated Company by giving EXL Holdings (US) prior written notice of such assignment, novation or other disposal.

This Agreement has been signed on the date first stated on page 1.

Signed for and on behalf of Norwich Union Customer Services (Singapore) Pte Ltd by

/s/ Paul Robert Faulkner	name
Paul Robert Faulkner

Signed for and on behalf of ExlService Holdings, Inc by

/s/ Rohit Kapoor	name
Rohit Kapoor

/s/ Vikram Talwar	name
Vikram Talwar

Signed for and on behalf of ExlService.com (India) Private Limited by

/s/ Vikram Talwar	name
Vikram Talwar

Signed for and on behalf of Noida Customer Operations Private Limited by

/s/ Vikram Talwar	name
Vikram Talwar

APPENDIX 1

DATED                                          2004

(1)	EXLSERVICE HOLDINGS, INC

(2)	NORWICH UNION CUSTOMER SERVICES (SINGAPORE) PTE LTD

SHARE SALE AND PURCHASE AGREEMENT

(RELATING TO NOIDA CUSTOMER OPERATIONS PRIVATE LIMITED)

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	PRELIMINARY STATEMENTS	3

3	SALE AND PURCHASE	3

4	CONSIDERATION	3

5	CONDITION PRECEDENT	6

6	COMPLETION	6

7	WARRANTIES	7

8	LIMITATIONS ON LIABILITY OF EXL HOLDINGS (US)	7

9	ANCILLARY PROVISIONS

SCHEDULE 1 - WARRANTIES		11

SCHEDULE 2 - COMPLETION REQUIREMENTS		16

SHARE SALE AND PURCHASE AGREEMENT

Dated:    2003

BETWEEN:

(1)	Exlservice Holdings, Inc, a company registered in the State of Delaware and having its principal office at 350 Park Avenue, 10th Floor, New York, NY 10022 (“EXL Holdings (US)”); and

(2)	Norwich Union Customer Services (Singapore) Pte Ltd, a company registered in Singapore with registered number 200303457R and whose registered office is at 4 Shenton Way, #27-02 SGX Centre 2, Singapore 068807 (the “Client”).

1	DEFINITIONS AND INTERPRETATION

In this Agreement, unless inconsistent with the context or otherwise specified:

1.1	the following expressions have the following meanings:

“Accounts”	:	the most recent audited consolidated balance sheet and audited consolidated profit and loss account of SPV, and the directors’ report and other documents annexed to them;

“this Agreement”	:	this agreement, as varied from time to time in accordance with its terms, and including all schedules and appendices;

“Auditors”	:	Ernst & Young or any other firm of auditors appointed by SPV from time to time with prior written consent of the Client;

“Business Day”	:	a day other than a Saturday or Sunday or public holiday in the United Kingdom, United States of America and in India;

“Completion”	:	completion of the sale and purchase of the Shares in accordance with clause 6;

“Encumbrance”	:	a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect but excluding any such encumbrance imposed by the Government of India otherwise than as a result of any act or omission of EXL Holdings (US);

“Government of India”	:	shall mean any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity, having or purporting to have jurisdiction on behalf of the Republic of India, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

“Independent Accountants”	:	Deloitte & Touche or such other firm of accountants as may be nominated by agreement of all the Parties;

“Insurance Services Framework Agreement”	:	means an agreement dated [ ] 2004 and made between the Client and EXL Holdings (US);

“Insurance Services Work Order”	:	has the meaning given to it in schedule 1 of the Insurance Services Framework Agreement;

“Last Accounting Date”	:	the date to which the Accounts were made up;

“Net Asset Value” or “NAV”	:	the aggregate value of the assets less the aggregate value of the liabilities, in each case of the SPV as at the close of business on the date of Completion, as determined by the Auditors pursuant to clause 4. For the avoidance of doubt, any items of capital expenditure by or on behalf of the SPV which have not previously been approved in accordance with the Budget Process set out in Part B of Schedule 3 of the Insurance Services Framework Agreement shall be disregarded for the purposes of determining the NAV. Further, for the purposes of determining the NAV, all the capital assets of NCOP shall be depreciated over a period of 3 years

“Parties”	:	The parties to this Agreement; and “Party” means either one of them;

“Properties”	:	the property or properties owned, used or occupied by the SPV as at the date of this Agreement;

“Shares”	:	all of the issued shares in the capital of SPV;

“SPV”	:	Noida Customer Operations Private Limited a private company limited by shares incorporated in India under registered number U72900DL2003PTC122175 and whose registered office is at 103A Ashoka Estate,Barakhamba Road, New Delhi 110 001;

“Tax Authority”	:	Any local, municipal, governmental, state,federal or other fiscal or revenue authority, body or official anywhere in the world (which shall include reference to customs and excise authorities) competent to impose Taxation;

“Tax or Taxation”	:	Includes any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest) imposed by a Tax Authority;

“Umbrella Agreement”	:	the umbrella agreement, dated 28 May 2003, between (1) the Client, (2) EXL Holdings (US),(3) EXL (India) and (4) the SPV;

“Virtual Shareholders’ Agreement”	:	The virtual shareholders’ agreement, dated [ • ]2004, between (1) the Client, (2) EXL Holdings (US), EXL India and (4) the SPV;

“Warranties”	:	the warranties set out in clause 7 and schedule 1; and

1.2	the provisions of clauses 1.2 to 1.14 of the Virtual Shareholders’ Agreement shall apply to this Agreement as they apply to the Virtual Shareholders’ Agreement.

2	PRELIMINARY STATEMENTS

2.1	This Agreement is entered into pursuant to the Virtual Shareholders’ Agreement.

2.2	EXL Holdings (US) warrants to the Client that 9,999 ordinary shares of SPV are owned by EXL (India) and one share is held by Rajiv Kishan Luthra (as nominee of EXL (India)) and that it can procure the sale of those shares to the Client.

2.3	EXL Holdings (US) wishes EXL (India) to sell and the Client wishes to buy the Shares on the terms and subject to the conditions of this Agreement.

3	SALE AND PURCHASE

3.1	EXL Holdings (US) shall procure the sale by EXL (India) of the Shares as beneficial owner and the Client shall buy the Shares free from any Encumbrance, and together with all rights now and hereafter attaching or accruing to them and all dividends and distributions declared, made or paid on or after the date of Completion.

3.2	The Client shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously. However, completion of the purchase of some of the Shares will not affect the rights of the Client with respect to the others.

3.3	For so long after Completion as EXL (India) remains the registered holder of any of the Shares, EXL Holdings (US) shall procure that EXL (India) holds them and any distributions, property and rights deriving from them in trust for the Client and shall deal with the Shares and any distributions, property and rights deriving from them as the Client directs.

4	CONSIDERATION

4.1	The consideration for the Shares (“the Consideration”) shall comprise the aggregate of

4.1.1	the Net Asset Value; and

4.1.2

The Final Foregone Profit Element, being an amount equal to the aggregate amount of the management fees, profit element and cost efficiency savings specified in paragraph 8 of each Insurance Services Work Order (which is in effect at the date of Completion), as derived from Rights Upon Transfer section of Schedule 3, Charging Principles, contained in the Insurance Services Framework Agreement for the unexpired period of each such Insurance Services Work Order (being the period from the date of Completion up to the date 3 years after the Commencement Date specified in the relevant Insurance Services Work Order). The calculation of Final Foregone Profit Element for any Insurance Services Work Order will be based on the monthly average of the actual performance related profit percentage achieved by EXL

Holdings (US) in the 12 months up to Completion (“Final Year’s Profit”). For the avoidance of doubt, this means that Client shall pay a Final Foregone Profit Element equal to 1/12th (one twelfth) of Final Year’s Profit for each month of the unexpired period of such work order.

4.2	Not less than 15 Business Days prior to Completion, EXL Holdings (US) shall deliver to the Client a bona fide written estimate of the likely Net Asset Value and Final Foregone Profit Element as at Completion (“the Provisional Consideration”), whereupon the Parties shall negotiate in good faith to determine the amount of Provisional Consideration to be paid at Completion by the Client pursuant to clause 6.2. If the parties are unable to agree upon the amount of Provisional Consideration within five Business Days of the receipt by the Client of the aforementioned estimate, then the issue shall be referred to the Independent Accountants for determination in accordance with the terms of this Agreement and, in particular, clauses 4.7 and 4.8 below.

4.3	The Client shall procure that the Auditors shall determine the Net Asset Value and shall procure the calculation of the Final Foregone Profit Element and deliver to EXL Holdings (US) a draft statement of the Net Asset Value and the Final Foregone Profit Element as soon as practicable after Completion and, in any event, within 30 Business Days after the date of Completion. Insofar as it relates to NAV, the statement shall be drawn up from the accounting records of the SPV on a going concern basis in accordance with:

4.3.1	the accounting policies set out in clause 4.4;

4.3.2	(to the extent not inconsistent with clause 4.3.1) the accounting policies, estimation techniques and measurement bases used for the preparation of the Accounts; and

4.3.3	(to the extent not inconsistent with clauses 4.3.1 and 4.3.2) US generally accepted accounting principles as at the date of Completion.

4.4	The policies mentioned in clause 4.3.1 are as follows:

4.4.1	no value shall be attributed to intangible assets;

4.4.2	the value attributed to any asset which was acquired by the SPV to replace a destroyed or lost asset shall be the value which would have been attributed to the destroyed or lost asset had it not been destroyed or lost.

4.5	EXL Holdings (US) shall be entitled (but not obliged), at its own cost, to undertake (or procure its accountants to undertake) a review of the statement delivered to it under clause 4.3 and the Client shall provide to EXL Holdings (US) and its accountants all reasonable assistance reasonably required by EXL Holdings (US) and/or (as the case may be) its accountants in order to enable EXL Holdings (US) to exercise its rights under this clause 4. EXL Holdings (US) shall be entitled to notify the Client that it disagrees with the draft statement of NAV and/or the Final Foregone Profit Element, any such notification to give reasons in detail for such disagreement and, if such review is undertaken by EXL Holdings (US)’s accountants, to be accompanied by a letter from those accountants supporting such disagreement and such reasons. EXL Holdings (US) shall not be entitled to give such notification to the Client at any time after the date 20 Business Days after delivery to it of the draft statement and following such date EXL Holdings (US) shall in the absence of any prior notification be deemed to have agreed such draft statement in the form delivered to it.

4.6	In the event that a notification of disagreement is given to the Client in accordance with clause 4.5, the Parties shall (in conjunction with the Auditors and (if relevant) EXL Holdings (US)’s accountants) meet and discuss EXL Holdings (US)’s objections to the draft statement referred to in the notification (and any other matters which are raised by the Client) in order to seek to reach agreement upon such adjustments (if any) to the draft statement of the NAV and/or the Final Foregone Profit Element as are acceptable to the Parties so as to enable such draft to be finalised.

4.7	If the Parties are unable to resolve any differences of views within 15 Business Days following the receipt by the Client of the notification of disagreement pursuant to clause 4.5, the matters in dispute shall be referred to the Independent Accountants for determination. The Independent Accountants shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the Parties. The fees of the Independent Accountants shall be payable by the Parties in such proportions as the Independent Accountants determine.

4.8	The Independent Accountants shall decide the procedures to be followed in the determination, but the following provisions shall apply in any event:

4.8.1	the outstanding matters in dispute shall be notified to the Independent Accountants in writing by the Client and/or EXL Holdings (US) within five Business Days of the Independent Accountants’ appointment;

4.8.2	the Independent Accountants’ terms of reference shall be to determine the outstanding matters in dispute, including the finalisation of the form and content of the statement of the NAV and/or the Final Foregone Profit Element, taking into account the provisions of this Agreement, within 15 Business Days of receipt of each Party’s submissions referred to in clause 4.8.5, or as soon as practicable afterwards;

4.8.3	EXL Holdings (US) and/or EXL Holdings (US)’s accountants and the Client and/or the Auditors shall each promptly prepare a written statement setting out their respective positions on the matters in dispute (“Opening Submissions”) and shall, within 10 Business Days of the appointment of the Independent Accountants, deliver to them two copies of their respective Opening Submissions (together with any necessary and relevant supporting documentation);

4.8.4	the Parties shall procure that, upon receipt of both Parties’ Opening Submissions, the Independent Accountants shall arrange for a copy of EXL Holdings (US)’s Opening Submissions to be delivered to the Client, and a copy of the Client’s Opening Submissions to be delivered to EXL Holdings (US);

4.8.5	within 10 Business Days of such delivery, the Parties shall each comment in writing on the Opening Submissions and documentation submitted by the other Party (“Submissions in Reply”), and two copies of such Submissions in Reply shall be addressed and delivered to the Independent Accountants; and

4.8.6	the Parties shall procure that, upon receipt of both Parties’ Submissions in Reply, the Independent Accountants shall arrange for a copy of EXL Holdings (US)’s Submissions in Reply to be delivered to the Client, and a copy of the Client’s Submissions in Reply to be delivered to EXL Holdings (US).

4.8.7	the Parties shall require the Independent Accountants to deliver their decision in writing to each of the Parties as soon as possible after each of the Parties has complied with its obligations under this clause 4.8 and, in any event, within 15 business days of both Parties complying with 4.8.5 and any request made by the Independent Accountants pursuant to clause 4.9.below.

4.9	The Parties shall co-operate with the Independent Accountants and comply with any reasonable requests made in connection with the carrying out of their duties under this Agreement.

4.10	Nothing in this clause 4 shall entitle a Party or the Independent Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other Party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

4.11	The determination pursuant to 4.7 of the Net Asset Value or the amount of the Final Foregone Profit Element (as the case may be) shall not adversely affect, limit or prejudice or constitute a waiver of any right or remedy of the Client in relation to any claim which it may have against EXL Holdings (US) in respect of any breach of any of the Warranties or under any of the other provisions of this Agreement.

4.12	If the aggregate amount and Final Foregone Profit Element, as agreed by the Parties pursuant to clause 4.5 above or determined pursuant to clause 4.7 above is:-

4.12.1	greater than the amount of the Provisional Consideration paid pursuant to clause 6.2 below, the Client shall, within seven business days of such agreement or determination, pay the amount of the difference by telegraphic transfer for same day value to the bank account nominated by EXL Holdings (US) for this purpose; or

4.12.2	less than the amount of the Provisional Consideration paid pursuant to clause 6.2 below, EXL Holdings (US) shall, within seven business days of such agreement or determination, pay to the Client the amount of the difference by telegraphic transfer for same day value to the bank account nominated by the Client for this purpose.

5	CONDITION PRECEDENT

5.1	Completion is conditional upon the obtaining of any regulatory consent to the completion of the matters contemplated by this Agreement on or before the date 120 Business Days after the date of this Agreement (or such later date as the Parties may agree in writing):

5.2	Each of the Parties shall use its reasonable endeavours to ensure that the condition specified in clause 5.1 is satisfied as soon as possible and, in any event, not later than the date specified in that clause.

5.3	If the condition set out in clause 5.1 shall not have been fully satisfied by the date specified in that clause, or if such condition shall cease to be capable of being satisfied by that date, then this Agreement shall immediately lapse and cease to have effect and neither Party shall have any claim against the other in respect of this Agreement except in relation to any prior breach of this Agreement.

5.4	Despite clause 5.1, each of the Parties shall perform and observe its obligations under this Agreement which, expressly or by implication, are required to be performed or observed at any time prior to the earlier of (a) the time when this Agreement lapses in accordance with clause 5.3 and (b) the fulfilment of the condition set out in clause 5.1.

6	COMPLETION

6.1	Completion shall take place at the Client’s registered office at 10.00 am on the next month end after the date 20 Business Days after the date of this Agreement or at such other place, time or day as shall be mutually agreed between the Parties.

6.2	On Completion, the Parties will comply with their respective obligations in schedule 2 and the Client shall pay the Provisional Consideration by telegraphic transfer for same day value to the bank account nominated by EXL Holdings (US) for this purpose.

6.3	If any of the requirements of schedule 2 (to the extent not previously waived in terms of this Agreement) are not complied with on the date fixed for Completion, the Client may (without prejudice to its other rights and remedies, including the right to claim damages for the breach):

6.3.1	defer Completion to a date not more than 30 days after such date (and so that the provisions of this clause 6.3 shall apply to Completion as so deferred); or

6.3.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

6.3.3	rescind this Agreement without liability on its part; or

6.3.4	waive all or any of the obligations in question.

7	WARRANTIES

7.1	EXL Holdings (US) warrants to the Client in the terms set out in schedule 1 subject as provided in this clause 7 and clause 8 and further that the Warranties shall be true and accurate in all material respects and fulfilled down to Completion in all material respects as if they had been made or given at Completion (on the basis that references in the Warranties to any fact, matter or thing existing, occurring or having occurred at or on and/or before or after (and similar terms) the date of this Agreement shall be construed as references to it having so done at or on and/or before or after (and similar terms) the date of Completion).

7.2	EXL Holdings (US) is aware and acknowledges that the Client has entered into this Agreement in reliance on the Warranties.

7.3	The Warranties are given subject to any matters fully and fairly disclosed in the disclosure letter which EXL Holdings (US) may deliver to the Client not later than 10 Business Days after the date of this Agreement, provided that (a) such matters have arisen in the ordinary course of the business of the SPV carried on in all material respects in compliance with the terms of the Virtual Shareholders’ Agreement and the Agreements (as that expression is defined in the Virtual Shareholders’ Agreement); and (b) the reduction in the value of the assets of the Group, the liabilities or increased liabilities of the Group or the reduction in the value of the Shares (as the case may be) arising, directly or indirectly, from such matters is less than £100,000. The letter shall be in the form set out in schedule 3. If any matter is disclosed in the letter which, if not disclosed, would have constituted a material breach of any of the Warranties, the Client may at any time before Completion, by written notice to EXL Holdings (US), rescind this Agreement and none of the Parties shall have any claim against the other in respect of this Agreement except in relation to any prior breach of this Agreement.

7.4	The rights and remedies of the Client in respect of any breach of the Warranties shall not be affected by Completion.

7.5	Each of the Warranties set out in each paragraph of schedule 1 is separate and independent and unless otherwise expressly provided shall not be limited by reference to any other Warranty or anything in this Agreement.

7.6	EXL Holdings (US) undertakes (except only as may be necessary to give effect to this Agreement or except with the written consent of the Client) that it will not and will procure that the SPV will not do, allow or procure any act or omission before Completion which would constitute a material breach of or would be inconsistent in any material respect with any of the Warranties if given at any time prior to Completion. In addition, EXL Holdings (US) will and will procure that the SPV will provide all reasonable co-operation to the Client to ensure the efficient continuation of operation and management of the SPV and, if necessary, to prepare for the introduction of new operating and management procedures in readiness for Completion.

7.7	If in respect of or in connection with any breach of any of the Warranties any sum payable to the Client by EXL Holdings (US) by way of compensation is subject to Taxation, then such further amount shall be paid to the Client by EXL Holdings (US) so as to secure that the net amount received by the Client is equal to the amount of compensation due to it in respect of such breach.

8	LIMITATIONS ON LIABILITY OF EXL HOLDINGS (US)

8.1	EXL Holdings (US) shall not be liable in respect of a claim for breach of the Warranties:-

8.1.1	unless and until the amount that would otherwise be recoverable from it (but for this clause 8.1) in respect of that claim, when aggregated with any other amount or amounts recoverable in respect of other claims against it, exceeds £100,000; and

8.1.2	unless the amount of such claim exceeds £10,000.

8.2	The total aggregate liability of EXL Holdings (US) in respect of all claims for breach of the Warranties is limited to the lesser of:-

(a)	£5,000,000 (five million pounds sterling); or

(b)	an amount equal to the aggregate of all amounts paid by Client to EXL Holdings (US) by way of Profit Levels as defined in the Service Payments section of Schedule 3 of the Insurance Services Framework Agreement (but not otherwise) pursuant to the Insurance Services Framework Agreement in the period of three years preceding Completion.

8.3	EXL Holdings (US) shall not be liable for a claim for breach of the Warranties unless the Client has given EXL Holdings (US) notice of the claim, stating in reasonable detail the nature of the claim, and if practicable, the amount claimed:

8.3.1	in respect of a claim for breach of a Warranty relating to Taxation on or before the date which is seven years and one month from the Last Accounting Date; or

8.3.2	in respect of any other claim, on or before the date two months after signature of the Auditors’ report on the accounts of the SPV for the financial year during which Completion takes place.

8.4	EXL Holdings (US) shall not have any liability under the Warranties in paragraph 2 of schedule 1 in respect of any Tax levied by a Tax Authority which arises after Completion and which the Client is reasonably satisfied has not arisen because of a failure by EXL Holdings (US) or the SPV to manage its affairs in the manner of a normally competent business person mindful of the need to mitigate its Tax liabilities both before and after Completion.

8.5	EXL Holdings (US) shall not have any liability under the Warranties in respect of any employee litigation which arises after Completion and which the Client is reasonably satisfied has not arisen because of a failure by EXL Holdings (US) or the SPV to manage its affairs in the manner of a normally competent business person mindful of the need to mitigate the risks of such litigation both before and after Completion.

8.6	EXL Holdings (US) shall not have any liability under the Warranties to the extent that any claim for breach thereunder arises in respect of a matter which was previously drawn to the Client’s attention by EXL Holdings (US) and the Client has disregarded any advice given by EXL Holdings (US) in respect thereof, by either refusing to sanction an item of reasonable expenditure (including, but not limited to, the carrying on of additional services pursuant to the Insurance Services Framework Agreement) for which Client would be liable to reimburse EXL Holdings (US)) or else giving instructions to EXL Holdings (US) or the SPV which are contrary to that advice and, where, had that expenditure been incurred or that advice been followed (as the case may be), either:

8.6.1	the claim for breach of warranty would not have arisen; or

8.6.2	the amount of any loss sustained by the Client as a result of any such breach would have been reduced (in which case EXL Holdings (US) shall only be liable to the Client in respect of such reduced amount).

8.7	EXL Holdings (US) shall not have any liability under the Warranties to the extent that any claim for breach thereunder arises solely by reason of a change in legislation applicable to the SPV and which the Client is reasonably satisfied has not arisen because of a failure by EXL Holdings (US) or the SPV to manage its affairs in the manner of a normally competent business person mindful of the need to mitigate the risks of any such legislative change.

9.3	Umbrella Agreement

To the extent relevant, the provisions of clause 9 of the Umbrella Agreement shall apply to this Agreement as they apply to the Umbrella Agreement.

This Agreement has been signed on the date first stated on page 1.

Signed for and on behalf of
ExIService Holdings, Inc by

/s/	name

Signed for and on behalf of
Norwich Union Customer Services (Singapore) Pte Ltd by

/s/	name